EXHIBIT 4.1

Senior Secured Convertible Promissory Note

THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF UNLESS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR DISPOSAL IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

ADVANCED GROWING SYSTEMS, INC.

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

$1,000,000.00	August 20, 2008

Advanced Growing Systems, Inc., a Nevada corporation (the “Company”), for value received HEREBY PROMISES TO PAY to the order of Lamassu Capital Management, LLC, together with its successors, representatives, and permitted assigns (the “Noteholder”) the maximum principal sum of ONE MILLION DOLLARS ($1,000,000.00), or such lesser amount as shall equal the then outstanding principal amount hereof, plus accrued and unpaid interest on such outstanding principal amount as set forth below, on the Maturity Date.

All payments under or pursuant to this Note shall be made in United States Dollars in immediately available funds to the Noteholder at the address of the Noteholder set forth on Exhibit A attached hereto or at such other place as the Noteholder may designate from time to time in writing to the Company or by wire transfer of funds to the Noteholder’s account, instructions for which are attached hereto as Exhibit A.

The Noteholder will receive 888,890 “E” warrants (the “E Warrants”), 666,666 “F” warrants (the “F Warrants”), and 444,444 “G” warrants (the “G Warrants,” and together with the E Warrants and F Warrants, the “Warrants”) to purchase that number of shares of common stock, par value $0.001 per share of the Company (the “Common Stock”) as set forth in such Warrants issued in connection with this Note and dated the Closing Date. The Warrants shall be exercisable for a period of three (3) years from the Closing Date. The E Warrants shall have an exercise price of $0.375 per share, the F Warrants shall have an exercise price of $0.50 per share, and the G Warrants shall have an exercise price of $0.75 per share, subject to certain adjustments. The Common Stock issueable in respect of the Warrants are herein referred to as the “Warrant Shares.”

The following is a statement of the rights of the Noteholder and the conditions to which this Note is subject, and to which the Noteholder, by the acceptance of this Note, agrees:

SECTION 1. Certain Terms Defined. The following terms for all purposes of this Note shall have the respective meanings specified below

“Affiliate” has the meaning set forth in Section 11.

“Board” has the meaning set forth in Section 6(d).

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.

“Closing Date” has the meaning set forth in Section 2(a).

“Collateral” has the meaning set forth in Section 8(a).

“Commission Documents” has the meaning set forth in Section 6(g)

“Common Stock” has the meaning set forth in the introductory paragraphs.

“Company” has the meaning set forth in the introductory paragraphs.

“Conversion Option” has the meaning set forth in Section 5(a).

“Conversion Shares” has the meaning set forth in Section 5(b)(i).

“E Warrants” has the meaning set forth in the introductory paragraphs.

“Event of Default” has the meaning set forth in Section 4.

“Exchange Act” has the meaning set forth in Section 6(g).

“F Warrants” has the meaning set forth in the introductory paragraphs.

“G Warrants” has the meaning set forth in the introductory paragraphs

“GAAP” has the meaning set forth in Section 6(g).

“Indebtedness” has the meaning set forth in Section 6(j).

“Intellectual Property Rights” has the meaning set forth in Section 6(p).

“Material Adverse Effect” has the meaning set forth in Section 6(e).

“Maturity Date” means the date which is one year after the Closing Date (i.e. August 20, 2009).

“Note” shall mean this Senior Secured Convertible Promissory Note, as amended, from time to time, in accordance with the terms hereof.

“Noteholder” has the meaning set forth in the introductory paragraphs.

“Nursery Business” shall mean the business of Advanced Nurseries, Inc.

“Prepayment Premium” has the meaning set forth in Section 3(b).

“Proceeds” has the meaning set forth in Section 7(f).

“Qualified Financing” means the net proceeds received by the Company from the issuance of any debt or equity securities (including upon the exercise of any warrants) of greater than $250,000.00 after the Closing Date.

“Securities Act” has the meaning set forth in the introductory paragraphs.

“Subsidiary” has the meaning set forth in Section 6(b).

“Warrants” has the meaning set forth in the introductory paragraphs.

“Warrant Shares” has the meaning set forth in the introductory paragraphs.

SECTION 2. AMOUNT; ADDITIONAL AMOUNTS.

(a) Amount of Note. The Noteholder shall provide the above stated principal amount via wire transfer within twenty-four (24) hours of the execution of this Note (the “Closing Date”).

SECTION 3. PAYMENT OF PRINCIPAL AND INTEREST.

(a) Payment in Full on Maturity. Unless this Note is sooner prepaid pursuant to clauses (b) or (c) below or converted pursuant to Section 5 hereof or sooner becomes due and payable under Section 4 hereof, all outstanding principal of and accrued but unpaid interest on this Note shall be paid in full on the Maturity Date, provided that if any such date is not a Business Day, then such date shall be the next succeeding Business Day.

(b) Optional Prepayments. The Company may prepay this Note, upon five (5) days prior written notice to the Noteholder, in whole or in part, in minimum increments of $50,000.00, at any time prior to the Maturity Date at a price equal to the outstanding principal amount of this Note being prepaid together with accrued interest thereon to the date of prepayment, plus a Prepayment Premium to the Noteholder upon making such prepayment. “Prepayment Premium” shall mean (i) twelve percent (12%) on all principal amounts prepaid after the Closing Date up to and including the 90th day after the Closing Date; (ii) nine percent (9%) on all principal amounts prepaid on the 91st day after the Closing Date up to and including the 180th day after the Closing Date; (iii) six percent (6%) on all principal amounts prepaid on the 181st day after the Closing Date up to and including the 270th day after the Closing Date; and (iv) three percent (3%) on all principal amounts prepaid thereafter.

(c) Prepayment Upon a Qualified Financing. In addition to all other rights of the Noteholder contained herein, upon the occurrence of a Qualified Financing, the Noteholder shall have the right, at the Noteholder’s option, to require the Company to prepay in cash that portion of the Note together with accrued interest thereon to the date of prepayment, plus a Prepayment Premium to the Noteholder upon making such prepayment, in the aggregate equal to any net proceeds raised in such Qualified Financing.

(d) Interest. Interest shall accrue monthly on the outstanding principal amount of this Note, at the rate of the lesser of: (x) eighteen percent (18%) per annum, or (y) the highest rate permitted by applicable law, in each case computed on the basis of a 360-day year (twelve thirty-day months), from the date such principal amount is advanced to the Company until the earlier of (i) the payment in full of all outstanding principal of and accrued interest on this Note, or (ii) the conversion of this Note pursuant to Section 5 hereof.

(e) Payment of Interest. Interest shall be paid by the Company in cash.

(f) General Payment Provisions.

(i) Interest shall be payable quarterly in arrears on the last day of the Company’s fiscal quarter (or if any such day is not a Business Day, then on the next succeeding Business Day).

(ii) All cash payments of principal and interest on this Note by the Company hereunder shall be made not later than 5:00 p.m. (New York City time) on the date when due either by cashier’s check, certified check or by wire transfer of immediately available funds to the Noteholder’s account at a bank in the United States specified by the Noteholder in writing to the Company without reduction by reason of any set-off or counterclaim.

(g) Order of Payments. All payments made under this Note shall be applied first against any costs and expenses related to the collection or enforcement of this Note, second against accrued but unpaid interest and third against the outstanding principal balance hereof.

SECTION 4. EVENTS OF DEFAULT.

If one or more of the following events (each an “Event of Default”) shall occur:

(a) the Company shall fail to pay in full any (i) principal or (ii) accrued interest due to the Noteholder under this Note when due and such default is not fully cured within five (5) business days after the occurrence thereof;

(b) except for a payment obligation which is governed under clause (a) above, the Company shall default in the performance of or compliance with any covenant, agreement or other obligation of the Company contained in this Note or the Warrants that is not remedied, waived or cured within thirty (30) days following such default in performance or noncompliance;

(c) any representation or warranty of the Company contained herein shall prove to have been false or incorrect in any material respect as of the Closing Date;

(d) a court shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of the property of the Company or ordering the winding up or liquidation of the affairs of the Company, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; and

(e) the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of the property of the Company, or the Company shall make any general assignment for the benefit of creditors;

then, upon the occurrence of any Event of Default described in paragraph (d) or (e) above, all outstanding principal of this Note and all accrued but unpaid interest thereon shall be accelerated automatically, without any further action by any party, and shall become immediately due and payable notwithstanding any other provision of this Note, without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Company; and upon the occurrence of any other Event of Default described in the other paragraphs above, the Noteholder may, at the Noteholder’s option exercisable at any time thereafter, by notice to the Company in writing, accelerate this Note and declare the entire outstanding principal balance of this Note and all accrued but unpaid interest thereon immediately due and payable, without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Company. The Noteholder may enforce its rights under this Note and otherwise at law or in equity or both, all remedies available to the Noteholder under this Note or otherwise shall be cumulative, and no course of dealing between the Company and the Noteholder or any delay or omission in exercising any power or right shall operate as a waiver thereof. The Company shall notify the Noteholder immediately in writing of the occurrence of any Event of Default, which notification shall include a summary of the material facts relating to such Event of Default and shall specify the date on which such Event of Default occurred.

SECTION 5. CONVERSION.

All amounts outstanding under this Note (including all principal, interest and other amounts therein) shall be converted into Common Stock of the Company as follows:

(a) Optional Conversion. On the Maturity Date, if an Event of Default under Section 4(a)(i) shall have occurred and be continuing, and the Company and the Noteholder have not mutually agreed to extend the Maturity Date or waive such Event of Default (which waiver may only be in writing signed by both parties), this Note and all amounts outstanding thereof (including all principal, interest and other amounts therein) shall be convertible (in whole only) at the election of the Noteholder, into such number of fully paid and nonassessable shares of Common Stock that represent fifty-one percent (51%) of the outstanding voting securities of the Company on a fully diluted, fully converted basis. For the avoidance of doubt, conversion under this Section 5(a) shall be deemed to occur at the date and time specified in the election delivered by the Noteholder to the Company, or if no date and time is specified, it will be effective immediately.

(b) Mechanics of Conversion.

(i) Upon the conversion of this Note into Common Stock under paragraph 5(a) above, all amounts due and owing under this Note shall be converted into fully paid and nonassessable voting shares of Common Stock, as applicable, which shall be deemed issued and outstanding for all purposes immediately from and after Noteholder’s election of such conversion as specified in paragraph 5(a) above. As promptly as possible after such conversion, the Company shall issue to the Noteholder a certificate representing the number of shares of Common Stock (the shares of Common Stock actually issuable hereunder being referred to as the “Conversion Shares”), as applicable, issuable upon such conversion in accordance with the terms of this Note and a cash payment in lieu of any fractional security otherwise issuable upon such conversion, in accordance with paragraph 5(c) below; provided, however, that the Company shall not be obligated to issue to the Noteholder such certificate or check unless and until this Note, or an appropriate affidavit of loss, is delivered to the Company.

(ii) In the event of any conversion of this Note under this Section 5 (and without requiring the delivery of the Note or the issuance of the Conversion Shares as condition precedent), the person in whose name the certificate for the Conversion Shares is to be issued shall be deemed to have become a holder of record of such Conversion Shares on the date as of which conversion is deemed to occur as specified in paragraphs 5(a) above and shall be entitled to all rights and privileges thereof, including without limitation, the right to vote such shares in any matter presented to the stockholders of the Company.

(c) Costs. The Company shall pay all documentary, stamp, transfer or other taxes attributable to the issuance or delivery of Conversion Shares upon conversion of this Note; provided, however, that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Noteholder.

(d) Reservation of Shares. The Company shall take all necessary action to reserve, and shall reserve at all times so long as any principal amount under this Note or the Warrants remain outstanding, free from statutory or contractual preemptive rights, out of its authorized but unissued capital stock, solely for the purpose of effecting the conversion of this Note and the issuance of Common Stock upon exercise of the Warrants, sufficient shares of Common Stock, to provide for the conversion of this Note and the exercise of the Warrants.

(e) Ownership Caps and Certain Conversion Restrictions. Notwithstanding anything to the contrary set forth in Section 5 of this Note, at no time may the Noteholder convert this Note if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by the Noteholder at such time (including pursuant to the Warrants), the number of shares of Common Stock which would result in the Noteholder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time; provided, however, that upon the holder providing the Company with written notice (pursuant to Section 5(a) hereof) that the Noteholder would like to waive this Section 5(e) with regard to any or all shares of Common Stock issuable upon conversion of this Note, this Section 5(e) will be waived as of the effective date specified in such notice, provided that such effective date shall not be less than thirty (30) days after such notice.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to the Noteholder, as follows:

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

(b) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. For the purposes of this Agreement, “Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.

(c) The Company and each Subsidiary is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary.

(d) The Company has the requisite legal and corporate power and authority to enter into, issue and perform this Note (including the Conversion Shares issuable upon conversion thereof) and the Warrants in accordance with the terms hereof and thereof. The execution, delivery and performance of this Note and the Warrants by the Company and the consummation by it of the transactions contemplated hereby or thereby, including the conversion thereof, have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company, the board of directors of the Company (the “Board”), or stockholders is required. When executed and delivered by the Company, this Note and the Warrants shall constitute valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(e) The execution, delivery and performance of this Note (including the Conversion Shares issuable upon conversion thereof), the Warrants and the consummation by the Company of the transactions contemplated hereby or thereby, including the conversion thereof, do not and will not (i) violate or conflict with any provision of the Company’s certificate of incorporation or bylaws, each as amended to date, or any Subsidiary’s comparable charter documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries’ respective properties or assets are bound, or (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree

(including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries are bound or affected, except, with respect to clauses (ii) and (iii) above for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, operations or financial condition of the Company and its Subsidiaries taken as a whole.

(f) Except with respect to (i) the consent and waiver agreement between the Company and Vision Opportunity Master Fund, Ltd., (ii) the consent and waiver agreement between the Company and Sands Brothers Venture Capital LLC., and (iii) the consent and waiver agreement among the Company, Sands Brothers Venture Capital II LLC, Sands Brothers Venture Capital III LLC and Sands Brothers Venture Capital IV LLC, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Note or the Warrants, in each case in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

(g) The Common Stock of the Company is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”). At the times of their respective filings, the Commission Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and such documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the Commission Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission. Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(h) All of the outstanding shares of capital stock of the Company and each Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Commission Documents, there are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon the Company or any Subsidiary for the purchase or acquisition of any shares of capital stock of the Company or any Subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock. Except as set forth in the Commission Documents, neither the Company nor any Subsidiary is subject to any obligation to repurchase or otherwise acquire or retire any shares of the capital stock of the Company or any Subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence. Except as set forth in the Commission Documents, neither the Company nor any Subsidiary is party to, nor has any knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company or any Subsidiary.

(i) Except as set forth in the Commission Documents, the Company has not experienced or suffered any Material Adverse Effect and the Company is not aware of any fact or circumstance that is reasonably likely to have a Material Adverse Effect on the Company.

(j) Except as set forth in the Commission Documents, neither the Company nor any Subsidiary has any outstanding secured or unsecured Indebtedness. For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of $250,000 in the aggregate (other than trade accounts payable incurred in the ordinary course of business) and (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto).

(k) Except as set forth in the Commission Documents, there is no Indebtedness of the Company that is senior to or ranks pari passu with this Note in right of payment, whether with respect of payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise. In any event, no party has a security interest in the Collateral that is senior or ranks pari passu with this Note in right of payment, whether with respect of payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise.

(l) Except as set forth in the Commission Documents, each of the Company and the Subsidiaries has good and valid title to all of its real and personal property, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances. Any leases of the Company and each of its Subsidiaries are valid and subsisting and in full force and effect.

(m) Except as set forth in the Commission Documents, (i) there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary which questions the validity of this Note or any of the transactions contemplated hereby or any action taken or to be taken pursuant hereto, (ii) there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Company, threatened against or involving the Company, any Subsidiary or any of their respective properties or assets, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (iii) there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any Subsidiary or any officers or directors of the Company or Subsidiary in their capacities as such, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(n) Except as set forth in the Commission Documents the Company and each of the Subsidiaries has accurately prepared and filed or is preparing to file all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Company and the Subsidiaries for all current taxes and other charges to which the Company or any Subsidiary is subject and which are not currently due and payable. The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company or any Subsidiary for any period, nor of any basis for any such assessment, adjustment or contingency.

(o) Except as disclosed in the Commission Documents, the Company and each of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of their respective Subsidiaries.

(p) The Company and the Subsidiaries own or possess adequate rights or licenses to use all trademarks, service marks, and all applications and registrations therefor, trade names, patents, patent rights, copyrights, original works of authorship, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (collectively “Intellectual Property Rights”) necessary to conduct their respective businesses as now conducted and as contemplated to be conducted. Except as disclosed in the Commission Documents, none of the Company’s Intellectual Property Rights have expired or terminated, or are expected to expire or terminate, within two years from the date of this Agreement. The Company does not have any knowledge of any material infringement by the Company or its Subsidiaries of Intellectual Property Rights of others. There is no material claim, action or proceeding pending, or to the knowledge of the Company, being threatened, against the Company or its Subsidiaries regarding its Intellectual Property Rights.

(q) The Warrants when issued and delivered will be duly and validly issued and will be free of all liens and restrictions on transfer other than any restrictions on transfer under the Securities Act.

(r) The Warrant Shares and the Conversion Shares have been duly reserved for issuance by the Company in sufficient number to cover the exercise of all of the Warrants and the conversion of all of the Notes. The issuance of the Warrant Shares upon exercise of the Warrant and the Conversion Shares upon conversion of the Note have been duly authorized by the Company and the Warrant Shares and Conversion Shares when delivered in accordance with the Warrant or the Note, as applicable, will be validly issued, fully paid and non-assessable, and free of all liens and restrictions on transfer other than any restrictions on transfer under the Securities Act.

(s) The offer, issuance, sale and delivery of the Note, Warrant, Warrant Shares and Conversion Shares will not under current laws and regulations require compliance with the prospectus delivery or registration requirements of the Securities Act.

SECTION 7. COVENANTS.

(a) The Company shall maintain its existence and authority to conduct its business as presently contemplated to be conducted;

(b) The Company shall comply with all applicable laws, rules, regulations and orders applicable to the Company, noncompliance with which would be reasonably likely to have a Material Adverse Effect;

(c) The Company shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its Subsidiaries;

(d) So long as the Noteholder on the Closing Date (or an Affiliate of the Noteholder on the Closing Date) owns the entire principal amount of the Note, the Company shall invite a representative of the Noteholder to attend all meetings of the Board, at the Noteholder’s expense in a non-voting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that the Board provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any Board meeting or any portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or to avoid breaching a confidentiality agreement with a third party;

(e) On or before January 1, 2009, the Company shall recommend to the Board’s nominating committee that the Noteholder be appointed to the Board within thirty (30) days of such recommendation and such appointment shall remain effective until the earlier of: (i) Company’s next Annual Shareholders Meeting; or (ii) the financial obligations under this Note have been satisfied in full;

(f) The Company shall use the net proceeds (the “Proceeds”) from the sale of this Note to increase production, distribution capabilities and capacity at the Company’s Mississippi fertilizer plant, for working capital and other general corporate purposes, provided however, the Company shall not contribute any Proceeds to the Nursery Business or otherwise use any of the Proceeds for the Nursery Business;

(g) The Company shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its Subsidiaries;

(h) The Company shall pay all applicable taxes as they come due, nonpayment with which would be reasonably likely to have a Material Adverse Effect;

(i) The Company shall keep the Collateral in good condition, repair and order and shall make all necessary repairs to the Collateral so that the operating efficiency and the value thereof shall at all times be preserved and maintained;

(j) The Company shall not sell, transfer or otherwise dispose of any of its properties or assets related to its organic fertilizer business, except for sales of obsolete assets, sales in the ordinary course of business, or sales with the prior written consent of the Noteholder;

(k) The Company shall cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, to comply in all respects with its reporting and filing obligations under the Exchange Act and to not take any action or file any document (whether or not permitted by the Securities Act or the ruled promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company will take all action necessary to continue the listing or trading of its Common Stock on the OTC Bulletin Board or other exchange or market on which the Common Stock is trading;

(l) So long as this Note is outstanding, the Company shall not change, amend or otherwise modify any of its “Series J” warrants without the prior written consent of the Noteholder; and

(m) At any time or from time to time upon the request of the Noteholder, the Company shall execute and deliver such further documents and do such other acts and things as the Noteholder may reasonably request in order to effect fully the purposes of this Note or the Warrants and to provide for payment or conversion of the Note, in accordance with the terms of this Note.

SECTION 8. COLLATERAL.

(a) To secure payment of the principal of and all interest on the Note, the Company hereby assigns, pledges and grants a first priority security interest in the real property located at 792 Ferguson Mill Road, Monticello, Mississippi, 39654 and known as the “Mississippi Plant” (the “Collateral”). The Noteholder shall have all the rights and remedies of a secured party provided under the laws in force in the State of Mississippi. The Collateral is granted as security only and shall not subject the Noteholder to, or in any way affect or modify, any obligation or liability of the Company with respect to the Collateral or any transaction in connection therewith.

(b) The Noteholder shall bear all costs and expenses and shall be responsible to execute, deliver, file and record any security agreement or other paper and take any other action that may be reasonably necessary or desirable, in order to create, preserve, perfect or validate any security interest or to enable the Noteholder to exercise and enforce its rights hereunder with respect to the Collateral. To the extent permitted by applicable law, after receiving written consent from the Company, such consent to not be unreasonably withheld, the Noteholder may execute and file, in the name of the Company or otherwise, all agreements or other documents which the Noteholder in its discretion may deem necessary or appropriate to further perfect its security interest in the Collateral. The Company shall cooperate with Noteholder in connection with the execution, delivery, filing and recording of any such security agreement, other paper or the taking of any other action, each as reasonably requested by Noteholder. Provided the Company complies with its obligations hereunder, the Company have no responsibility and bear no liability for the failure to file or perfect the security interest granted in this Section 8 where such failure is not the fault of the Company.

(c) On the Maturity Date, if an Event of Default under Section 4(a)(i) shall have occurred and be continuing, and the Company and the Noteholder have not mutually agreed to extend the Maturity Date, the Noteholder shall have the right to the extent permitted by law, and the Company shall take all such action as may be necessary or appropriate to give effect to such right including the right to use, consume, sell, lease or otherwise dispose of any Collateral, to vote and to give consents, ratifications and waivers, and take any other action with respect to the Collateral with the same force and effect as if the Noteholder were the absolute and sole owner thereof.

(d) The Company hereby irrevocably appoints the Noteholder its true and lawful attorney in fact, coupled with an interest and with full power of substitution, in the name of the Company, the Noteholder or otherwise, for the sole use and benefit of the Noteholder, at the expense of the Noteholder, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default has occurred and is continuing, solely for the following purposes with respect to the Collateral:

(i) to demand, sue for, collect, receive and give acquaintance for any and all monies due to become due upon or by virtue thereof,

(ii) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(iii) to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if the Noteholder was the absolute owner thereof, and

(iv) to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto;

provided that the Noteholder shall give the Company not less than forty-five (45) days prior written notice of the time and place of any sale or other intended disposition of the Collateral. Notwithstanding anything contained in this Section 8(d), the Company shall have the right to cure any Event of Default under Section 4(a)(i) until such time as the remedies listed herein have been finalized.

(e) The Company covenants and agrees that in the event that the Collateral shall become subject to any lien or security interest that subordinates the Noteholder, or the lien on and security interest in the Collateral in favor of the Noteholder created hereunder shall cease to be a perfected security interest in and lien on such Collateral except pursuant to a release herein contemplated, the Company will promptly take whatever reasonable action may be necessary to release such other liens or security interests or to restore the Noteholder’s first priority lien on and security interest in the Collateral as a security interest or lien, as the case may be. The Company acknowledges that money damages would not be a sufficient remedy for the breach of the Company’s covenant in this paragraph and that, in addition to all other remedies that may be available, the Noteholder shall be entitled to specific performance as a remedy for any such breach.

SECTION 9. ASSIGNMENT.

Subject to the restrictions on transfer described in Section 11 below, the rights and obligations of the Company and the Noteholder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

SECTION 10. WAIVER AND AMENDMENT.

Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Noteholder. Any amendment, waiver, modification or consent entered into pursuant to this Section 10 shall be effective only in the specific instance and for the specific purpose for which it was given.

SECTION 11. TRANSFER OF THIS NOTE.

The Company may not transfer or assign this Note nor any right or obligation hereunder to any person or entity without the prior written consent of the Noteholder. The Noteholder may transfer or assign this Note (i) to any Affiliate without the prior written consent of the Company and (ii) to any third party with the prior written consent of the Company which shall not be unreasonably withheld. The term “Affiliate” shall have the meaning as set forth in the Securities Act or Rule 144 thereunder.

SECTION 12. NOTICES.

Notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery; upon confirmed transmission by telecopy or telex if sent during normal business hours of the recipient (or if not, on the next Business Day of the recipient); three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid; or otherwise upon delivery by hand or by messenger or one day after deposit with a nationally recognized courier service, addressed (a) if to the Noteholder, to the Noteholder’s address as set forth on Exhibit A attached hereto, or to such other address as the Noteholder shall have furnished to the Company in writing, or (b) if to the Company, to: Advanced Growing Systems, Inc., 3050 Royal Boulevard South, Suite 135, Alpharetta, GA, 30022, Attn: Christopher J. Nichols, Chief Executive Officer, with a copy to: Anslow & Jaclin, LLP, 195 Route 9 South, Suite 204, Manalapan, NJ, 07726, Attn: Joseph M. Lucosky, Esq.; or to such other addresses as the Company shall have furnished to the Noteholder.

SECTION 13. LOST, STOLEN OR MUTILATED NOTE.

If this Note is lost, stolen, mutilated or destroyed, the Company will, on such reasonable terms with respect to indemnity or otherwise as it may in its discretion impose, issue a new note of like denomination, tenor, and date as this Note. Any such new note shall constitute an original contractual obligation of the Company, and the lost, stolen, mutilated or destroyed, as applicable, Note shall be null and void.

SECTION 14. COUNTERPARTS.

This Note may be executed in counterparts, each of which shall be enforceable against the party actually executing such counterpart, and which together shall constitute one instrument.

SECTION 15. MISCELLANEOUS.

(a) The parties hereto hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of or any default under this Note, except as specifically provided herein.

(b) Any provision of this Note which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(c) The Section headings herein are for convenience only and shall not affect the construction hereof.

(d) In the event any interest is paid on this Note, which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(e) All remedies provided for herein are cumulative and non-exclusive. The election or pursuit of any remedy, whether provided for herein or available at law, equity or otherwise, shall not waive or preclude a party from pursuing any and all other available remedies.

THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY LITIGATION ARISING HEREUNDER. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

BY ITS ACCEPTANCE OF THIS NOTE THE NOTEHOLDER AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE NOTEHOLDER OR THE COMPANY. THE COMPANY ACKNOWLEDGES AND AGREE THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE NOTEHOLDER MAKING THE LOAN EVIDENCED HEREBY.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed on the date indicated above.

ADVANCED GROWING SYSTEMS, INC.

By:	/s/ Chris J. Nichols
Name: Chris J. Nichols Title: President/CEO

ACCEPTED AND AGREED:

LAMASSU CAPITAL MANAGEMENT, LLC.

By:	/s/ Samuel Healey
Name: Samuel Healey Title: Managing Member

EXHIBIT A

NOTEHOLDER

Noteholder

Address:

Lamassu Capital Management, LLC.

600 Mamaroneck Ave

Suite 400

Harrison, NY 10528

Wire Instructions:

EXHIBIT B

FORM OF

NOTICE OF CONVERSION

(To be Executed by the Registered Noteholder in order to Convert the Note)

The undersigned hereby irrevocably converts the Note, attached hereto at Exhibit 1, and all amounts owed thereunder in accordance with Section 5(a) thereof, as of the date written below.

Date of Conversion

Applicable Conversion Price

Number of shares of Common Stock to be issued on the Date of Conversion:

Signature

[Name]

Address: